EXHIBIT 5.1



                                 April 16, 1997



Board of Directors
Gentle Dental Service Corporation
900 Washington Street, Suite 1100
Vancouver, Washington  98660


     We have acted as counsel for Gentle Dental Service Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 500,000 shares of common stock (the "Shares") of the Company issuable in connection with the Company's Employee Stock Purchase Plan and the Company's Professional Corporation Employee Stock Purchase Plan (together, the "Plans"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the state of Washington; and

     2. The Shares have been duly authorized and, when issued pursuant to the Plans and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       STOEL RIVES LLP